UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Vineyard National Bancorp

(Name of Registrant as Specified In Its Charter)

Jon Salmanson

Norman Morales

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Press Release

Source: Jon Salmanson

VINEYARD NATIONAL BANCORP SHAREHOLDERS REACT

TO FEDERAL REGULATORY CONSENT ORDER AGAINST VINEYARD

•	Confirm Efforts to Continue Proxy Fight to Elect Seven New Directors to the Board

•	Issue Further Comments on Need for Change

•	Announces Own Capital Restoration Plan

New York, N.Y. — July 28, 2008 – Following the announcement earlier today by Vineyard National Bancorp (NASDAQ: VNBC) (“Vineyard”) and Vineyard Bank, N.A. ( “Bank”), that they had entered into consent agreements with Federal banking regulators, Jon Salmanson and Norman Morales, issued the following statements.

As to the current proxy contest, Salmanson and Morales confirmed that they continue to solicit proxies for the election of Thomas Koss II, Douglas Kratz, Cynthia Harriss, Norman Morales, Harice “Dev” Ogle, Lester Strong and Glen Terry to the board of directors of Vineyard. Each of the nominees is fully aware of the consent actions by Federal regulatory authorities, and has re-affirmed their desire to serve on the Board and restore long-term shareholder value at Vineyard.

Messrs. Salmanson and Morales were also notified last week that three major independent proxy advisory services—Institutional Shareholder Services (“ISS”), Glass Lewis & Co., and Proxy Governance, Inc. – have all recommended to withhold all votes for the Company’s current board of director candidates. Each of the three proxy advisory services also recommended to vote for a range from the minority to the majority of the candidates proposed by our slate of nominees.

According to Norman Morales, “These developments are further proof to all the Vineyard shareholders as to why they need to vote in favor of our nominees. These are difficult times for the financial institution industry, and we need a Board that will aggressively take actions to address the current environment. Our nominees are fully prepared to immediately implement our contingency plans for capital restoration, depositor and client support, and regulatory compliance.” Mr. Morales further reiterated the nominees’ seven strategic points of execution:

•	Capital Restoration, Stabilization and Liquidity

•	Liquidity Enhancement and Funding Cost Reduction

•	Asset Quality, Nonperforming Loans and Foreclosed Property Disposition

•	Reduce the Overall Risk Profile of the Company

•	Rebalance of Loan Portfolio

•	Review Corporate Reallocation and Reorganization

•	Diversification of Alternative Operating Revenue Channels

Mr. Morales and Mr. Salmanson also announced that they have developed a capital restoration plan that would provide the Company with a significant level of regulatory capital well in excess of current requirements to provide a firm and stabile basis of strength during these difficult times, liquidity and flexibility for its operations. The capital restoration plan has been developed in conjunction with the proposed nominees for election to the Board of Directors, and together with Friedman, Billings, Ramsey & Co, Inc. and Howe Barnes Hoefer & Arnett, Inc., financial advisors to the group.

Mr. Morales stated, “The regulatory enforcement actions show the need for comprehensive change at all levels of Vineyard. We believe that a fundamental key to getting these changes accomplished is to raise significant additional capital for Vineyard. While the Board election is proceeding, we have taken meaningful steps to work with financial and other advisers so that we can begin implementation of a capital strategy immediately if our nominees are elected. Our team is ready to act, and we believe our actions will produce immediate positive results.”

Mr. Salmanson commented: “If we are successful in seating our slate of directors, we recognize that time is of the essence and that a capital restoration plan is a vital component to re-establishing a strong banking franchise, and at the same time, providing confidence and safety to the clients and depositors of Vineyard Bank.”

Mr. Morales also stated: “In any capital restoration plan, our focus will be to provide the necessary resources to maintain Vineyard Bank’s capital levels significantly above the levels necessary to operate safely, especially through the current turbulent environment for financial institutions. The losses the Company has sustained to date have been highly concentrated in the now disbanded single family residential entry-level tract construction product line, and removing these problem assets from the Bank will help return the operations to profitability.”

The ability of the proposed slate of nominees to execute its proposed plans, if elected, will depend on a number of factors, including market conditions at the time. Morales commented, “Our efforts continue to be focused on the election of our slate of nominees, the execution of our strategic initiatives in a very challenging economic market place, and rebuilding shareholder value and confidence, as well as focus on the interests of Vineyard’s customers and its employees. We urge all of the Company’s shareholders to vote for our proposed slate, so that we can commence the immediate task of rebuilding the Vineyard franchise.”

Once you vote the White Proxy card, you may discard all other Company and management proxy materials. Please be certain that you are voting for the “Opposition Slate, or the Salmanson-Morales Director Nominees” as both descriptions of our candidates are used in the electronic telephone or Internet voting instructions.

The Proxy Solicitation

Questions should be referred to:

Jon Salmanson at (212)607-5412, or at his email address: j2salman@yahoo.com or

Georgeson and Company at (866) 391-7001